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                                                                       EXHIBIT 7

                                                                    June 8, 1995

Arkansas Best Corporation
P.O. Box 10048
Fort Smith, AR 72917-0048

Attention: Mr. Robert A. Young III
        President -- CEO

Dear Robert:

     In connection with your consideration of a possible negotiated transaction with WorldWay Corporation and/or its subsidiaries, affiliates or divisions (collectively, with such subsidiaries, affiliates and divisions, the "Company"), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents, advisors, attorneys, accountants, consultants, bankers and financial advisors (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives now or in the future by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representative pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iii) becomes available to you on a nonconfidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality of the Company or any other party with respect to such information.

     You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Company and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever, provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction with the Company and who are made aware of the existence of this agreement. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     In addition, you agree that, without the prior written consent of the Company, you and your representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving
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the Company or any of the terms, conditions, or other facts with respect thereto
(including the status thereof) provided, that you may make such disclosure if you determine in good faith that such disclosure must be made by you in order that you not commit a violation of law. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any person regarding a possible transaction involving the Company. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

     In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

     If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In the case, or at any time upon the request of the Company for any reason, you will promptly deliver to the Company all Evaluation Material (and copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representative shall be destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     You understand and acknowledge that neither the Company nor any of its Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     Both parties understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and both parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any transaction involving the Company unless and until the parties shall have entered into a final definitive agreement. Both parties also agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time. You further understand that (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person), (ii) any procedures relating to such process or transaction may be changed at any time without notice

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to you or any other person, and (iii) you shall not have any claims whatsoever against the Company, its representatives or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof) nor, unless a definitive agreement is entered into with you, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of both parties, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

     You agree that, until the expiration of the "Restricted Period" as defined in the next-to-last paragraph of this letter agreement, neither you nor any of your affiliates will, unless invited (in writing on an unsolicited basis) by action of the Board of Directors of the Company: (i) acquire, offer or propose to acquire, or agree to seek to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or opinions to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person;
(ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination relating to all or part of the Company or its subsidiaries or any acquisition transaction for all or part of the assets of the Company or any subsidiary of the Company or any of their respective businesses;
(iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries; (v) seek or propose, alone or in concert with others, to influence or control the Company's management or policies; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; (vii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; or (viii) disclose any intention, plan or arrangement inconsistent with any of the foregoing. You will promptly advise the Company of any material inquiry or proposal made to you with respect to any of the foregoing. You also agree that during the Restricted Period referred to in the second preceding sentence, neither you nor any of your affiliates will: (i) request the Company or its advisors, directly or indirectly, to (1) amend or waive any provision of this paragraph (including this sentence) or (2) otherwise consent to any action inconsistent with any provision of this paragraph (including this sentence); or
(ii) take any initiative with respect to the Company or any of its subsidiaries that could require the Company to make a public announcement regarding (1) such initiative, (2) any of the activities referred to in the second preceding sentence, (3) the possibility of any acquisition transaction or business combination, or (4) the possibility of your, or any other person's, acquiring control of the Company, whether by means of a business combination or otherwise.

     Each party agrees that during the Restricted Period, without the prior written consent of the other party, it will not, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the other): (i) any executive employed by the other; (ii) any other employee of the other or any subsidiary of the other with whom you have had contact or who (or whose performance) became known to you in connection with the process contemplated by this agreement.

     It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     Notwithstanding anything in this agreement to the contrary, all restrictions applicable to you and contained in this letter agreement, including all restrictions with respect to the confidentiality of the Evaluation Material, shall terminate and expire at the earliest to occur of any of the following (herein referred

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to as the "Restricted Period"): (i) December 31, 1995; (ii) at such time that the Company announces or otherwise enters into an agreement contemplating the sale of the Company or all or substantially all of its assets; (iii) upon any person acquiring, directly or indirectly, beneficial ownership of more than 15% of the Company's outstanding Common Stock; (iv) upon the announcement or commencement of any tender offer or exchange offer for any of the Company's Common Stock; or (v) upon the announcement or execution of any agreement contemplating an extraordinary transaction affecting the Company or its outstanding Common Stock.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                          Very truly yours,

                                          WORLDWAY CORPORATION

                                          By:       /s/  LARY R. SCOTT

                                            ------------------------------------
                                                       Lary R. Scott
                                                      Chairman and CEO

Accepted and agreed as of the date first written above:

ARKANSAS BEST CORPORATION

By:    /s/  ROBERT A. YOUNG III

    ----------------------------------
        Name: Robert A. Young III
         Title: President -- CEO

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